Exhibit 99.1

News Release

MMC COMMENCES OFFERING OF $1 BILLION OF SENIOR NOTES

NEW YORK, NEW YORK, September 12, 2005--Marsh & McLennan Companies, Inc. (MMC) announced that it had commenced an offering of an aggregate of $1 billion of senior notes. MMC intends to use the proceeds to repay a portion of its outstanding bank borrowings, plus accrued and unpaid interest thereon.

Citigroup and Goldman, Sachs & Co. are acting as Global Coordinators and Joint Book-Running Managers. Bank of America Securities LLC, Deutsche Bank Securities, Merrill Lynch & Co. and UBS Investment Bank are acting as Joint Book-Running Managers.

A copy of the prospectus relating to the offering may be obtained from Citigroup's Prospectus Department, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (718-765-6732) or Goldman, Sachs & Co.'s Prospectus Department, 85 Broad Street, New York, New York 10004 (212-902-1171).

The shelf registration statement relating to the foregoing has previously been filed and declared effective by the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement and related prospectus are delivered in final form.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

MMC is a global professional services firm with annual revenues exceeding $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world's leading risk and reinsurance specialist; Kroll, the world's leading risk consulting company; Mercer, a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United States. Approximately 60,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.